Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Digital Brands Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered(1)	Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	475,000(3)	$3.195	$1,517,625	0.00011020	$167.2423
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of pre-funded warrants	457(c)	802,140(4)	$3.195	$2,562,837.30	0.00011020	$282.4247
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of common stock purchase warrants	457(c)	1,277,140(5)	$3.195	$4,080,462.30	0.00011020	$449.6669
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of placement agent common stock purchase warrants	457(c)	95,786(6)	$3.195	$306,036.27	0.00011020	$33.7252
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts							$933.06
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$933.06

(1)

Represents the shares of Common Stock, $0.0001 par value per share (the “Common Stock”) of Digital Brands Group, Inc. (“Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on January 23, 2023, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.

(3)	Represents shares of common stock issued by the Registrant on January 11, 2023.
(4)	Represents shares of common stock issuable upon the exercise of pre-funded warrants to purchase common stock at an exercise price of $0.0001 per share issued by the Registrant on January 11, 2023.
(5)	Represents shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $3.80 per share issued by the Registrant on January 11, 2023.
(6)

Represents shares of common stock issuable upon the exercise of placement agent common stock purchase warrants to purchase common stock at an exercise price of $4.8938 per share issued by the Registrant on January 11, 2023.